                                                                      EXHIBIT 12

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                              FOR THE TWELVE MONTHS ENDED NOVEMBER 30
                                                        ----------------------------------------------------
                                                          1996       1997       1998       1999       2000
                                                        --------   --------   --------   --------   --------
Pre-tax earnings from continuing operations...........  $   637    $   937    $ 1,052    $ 1,631    $ 2,579
Add: Fixed charges (excluding capitalized interest)...   10,852     13,043     15,813     13,681     18,778
                                                        -------    -------    -------    -------    -------
Pre-tax earnings before fixed charges.................   11,489     13,980     16,865     15,312     21,357
                                                        =======    =======    =======    =======    =======
Fixed charges:
  Interest............................................   10,816     13,010     15,781     13,649     18,740
  Other(a)............................................       50         41         47         71         57
                                                        -------    -------    -------    -------    -------
  Total fixed charges.................................   10,866     13,051     15,828     13,720     18,797
                                                        -------    -------    -------    -------    -------
Preferred stock dividend requirements.................       58        109        124        174        195
                                                        -------    -------    -------    -------    -------
Total combined fixed charges and preferred stock
  dividends...........................................  $10,924    $13,160    $15,952    $13,894    $18,992
                                                        =======    =======    =======    =======    =======
RATIO OF EARNINGS TO FIXED CHARGES....................     1.06       1.07       1.07       1.12       1.14
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS...........................     1.05       1.06       1.06       1.10       1.12

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(a) Other fixed charges consist of the interest factor in rentals and capitalized interest.